Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 4, 2012

Pure Beta Flash Banner – updated legal 4//09/12

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Commodities exposure.
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Now
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refined
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into
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18 Pure Beta ETNs.
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In the context of investment strategies in the futures markets, "roll yield" is commonly used to describe the returns that occur over and above the changes in the spot returns of the underlying asset.
An investment in iPath ETNs ("ETNs") involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable prospectus. The ETNs are unsecured obligations of Barclays Bank PLC and are not secured debt nor an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to
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certain investor fees, which will have a negative effect on the value of the ETNs.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc.. to send you the prospectus if you request it by calling toll-free
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1-877-764-7284, or you may request a copy from any other dealer participating in the offering.
BlackRock Investments, LLC, assists in the promotion of the iPath ETNs.
Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC.
©2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0543-0312
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NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE
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NOTICE
iPath® Pure Beta ETNs
Sugar
Agriculture
Coffee
Broad
SGAR
DIRT
CAFE
BCM
SEE ALL 18 PURE BETA ETNs
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